UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                 FORM 10/A NO. 4
                                 (POST-EFFECTIVE
                                AMENDMENT NO. 2)
                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                        PURSUANT TO SECTION 12(B) OR (G)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                            -------------------------


                          HUSSMANN INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                               43-1791715
      (STATE OR OTHER JURISDICTION                    (IRS EMPLOYER
   OF INCORPORATION OR ORGANIZATION)             IDENTIFICATION NUMBER)

      12999 ST. CHARLES ROCK ROAD                      63044-2483
             BRIDGETON, MO
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)               (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (314) 291-2000


        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                                             NAME OF EACH EXCHANGE ON WHICH
TITLE OF EACH CLASS TO BE SO REGISTERED      EACH CLASS IS TO BE REGISTERED
---------------------------------------     -----------------------------------
     COMMON STOCK, $.001 PAR VALUE               NEW YORK STOCK EXCHANGE
    PREFERRED STOCK PURCHASE RIGHTS              NEW YORK STOCK EXCHANGE

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      NONE

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

      References to "we," "us," "our," "Hussmann International" or "the Company" mean Hussmann International, Inc.

      Item 11 is hereby amended and restated in its entirety as follows to reflect certain changes that we have made to our by-laws and the Rights Agreement between Hussmann International and First Chicago Trust Company of New York, as rights agent, as amended and restated as of July 15, 1999 (the "Rights Agreement"):


                          DESCRIPTION OF CAPITAL STOCK

      The following is not a comprehensive description of the relevant portions of our certificate of incorporation and by-laws, but only a summary and is qualified in its entirety by reference to, and should be read along with, our complete certificate of incorporation and by-laws. We have filed our certificate of incorporation as an exhibit to the registration statement which this filing amends. Our current by-laws were filed as an exhibit to our quarterly report on Form 10-Q filed on August 16, 1999.

AUTHORIZED CAPITAL STOCK

      Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.001 per share, and 20,000,000 shares of preferred stock, par value $.001 per share. As of September 30, 1999, there were 50,909,000 shares of common stock outstanding. There are currently no shares of preferred stock outstanding. All outstanding shares of common stock are fully paid and nonassessable.

COMMON STOCK

      On all matters submitted to a stockholder vote, including the election of directors, a holder of common stock is entitled to cast one vote for each share held of record on the relevant record date. Except as otherwise required by law and subject to the rights of the holders of preferred stock, if any, the holders of common stock possess all of the voting power of Hussmann International. Holders of common stock do not have cumulative voting rights or preemptive rights to purchase or subscribe for any of our stock or other securities. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. Subject to the rights of holders of preferred stock, if any, holders of common stock are entitled to receive the dividends declared by our board of directors out of funds legally distributable as dividends. If Hussmann International is liquidated, each share of common stock entitles its holder to an equal distribution of the legally available proceeds, subject to the rights of creditors and holders of any preferred stock.


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

PREFERRED STOCK

      Our board may establish one or more series of preferred stock. With regard to each series, our board is authorized to determine, among other terms:

     o      the designation of the series,
     o      the number of shares in the series,
     o      the dividend rights and dividend payment dates, if any,
     o      the redemption rights and prices, if any,
     o      the amounts payable on liquidation, if any,
     o      the conversion rights, if any,
     o      the terms and amounts of sinking funds, if any,
     o restrictions on the issuance of additional shares of the same series or any other class or series,
     o      the voting rights, if any, and
     o      any other powers or rights the shares might convey.

      In some cases, our board will be required by law or by the rules of the New York Stock Exchange to obtain stockholder approval before issuing new common or preferred stock. In most circumstances, however, our board will have the power to issue new shares without stockholder approval. Our board has designated, but has not issued, a series of preferred stock in connection with the Rights Agreement.

RIGHTS AGREEMENT

      Hussmann International has adopted the Rights Agreement, which is designed to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, the Rights Agreement works by imposing a significant penalty upon any person or group that acquires or makes a tender or exchange offer for 15% or more of our outstanding common stock without the approval of our board.

      The following is a description of certain terms of the Rights Agreement. However, this description is only a summary, and is qualified in its entirety by, and should be read together with, the complete Rights Agreement, which has been filed as an exhibit to our quarterly report on Form 10-Q filed on August 16, 1999.

      The Rights. With each share of common stock issued in the distribution of Hussmann International common stock to stockholders of record on January 16, 1998 of Whitman Corporation, our board also issued a preferred stock purchase right (a "Right"). The Rights currently trade with, and are inseparable from, the common stock, and are evidenced by the certificates or book-entry credits that represent shares of common stock. Rights also accompany any new common stock we issue.

      Exercise Price. Each Right allows its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (a "Preferred Share") for $150, subject to adjustment. This portion of a Preferred Share should give a stockholder approximately the same dividend, voting, and liquidation rights as would one share of common stock.

      Exercisability.  The Rights will not be exercisable until the earlier of

     o the close of business on the 10th day after a public announcement that a person or group (other than Hussmann International, its subsidiaries or its employee benefit plans) has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or
     o the close of business on the 10th business day (or a later date determined by our board before any person or group becomes an Acquiring Person) after a person or group commences a tender or exchange offer which, if consummated, would result in that person or group becoming an Acquiring Person.

      We refer to the date when the Rights become exercisable as the "Rights Distribution Date." After that date, the Rights will be evidenced by separate book-entry credits or by separate Rights certificates that we will mail to all eligible holders of common stock. An Acquiring Person may not exercise any Rights even after the Rights Distribution Date.

      Consequences of a Person or Group Becoming an Acquiring Person.

     o Flip-In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for the exercise price, purchase shares of our common stock with a market value of twice that price.
     o Flip-Over. If, after public announcement that a person or group has become an Acquiring Person, Hussmann International is acquired in a merger or other business combination transaction, or if 50% or more of its consolidated assets or earning power are sold, except in certain transactions between Hussmann International and its subsidiaries, all holders of Rights except the Acquiring Person may, for the exercise price, purchase shares of the acquiring company with a market value of twice that price.

      Rights Prior to Exercise. Prior to being exercised, a Right does not give its holder any rights as a stockholder of Hussmann International, including the right to vote or receive dividends.

      Expiration. The Rights will expire on December 31, 2007 unless earlier redeemed or exchanged.

      Redemption. Our board may redeem the Rights for $.01 per Right at any time before a person or group becomes an Acquiring Person.

      Exchange. After a person or group becomes an Acquiring Person, but before the Acquiring Person obtains beneficial ownership of 50% or more of our outstanding common stock, our board may exchange each Right (except Rights held by such person or group) for one share of common stock or an equivalent security.

      Anti-Dilution Provisions. If the Company takes certain actions with respect to the Preferred Shares, such as a stock dividend on the Preferred Shares, a reclassification of the Preferred Shares or the distribution of assets to the holders of Preferred Shares, that would dilute the rights of the holders of Rights, the purchase price to be paid by a holder and the number of Preferred Shares or other securities or property that a holder of Rights will receive if the Rights are exercised will be adjusted to avoid such dilution. The Rights Agreement also provides for adjustments to the Rights to reflect dividends paid on the common stock in shares of common stock or subdivisions, consolidations or combinations of the common stock.

      Amendments. The terms of the Rights Agreement may be amended by our board without the consent of the holders of the Rights, including, prior to any person or group becoming an Acquiring Person, to change the 15% threshold at which a person or group becomes an Acquiring Person to not less than 10% and not more than 20%. However, after a person or group becomes an Acquiring Person, our board may not amend the agreement in a way that adversely affects the holders of the Rights.

CERTAIN ANTITAKEOVER EFFECTS OF CERTAIN CHARTER AND BY-LAW PROVISIONS, THE RIGHTS AND DELAWARE LAW

CERTIFICATE OF INCORPORATION AND BY-LAWS

      The certificate of incorporation and by-laws contain certain provisions that could make it more difficult for a potential acquiror to gain control of Hussmann International by means of a tender offer, proxy contest or otherwise.

CLASSIFIED BOARD

      Our board is divided into three classes of directors, which classes are as nearly equal in number as possible and no more than one of which is up for election in any one year. This arrangement will make it more difficult for stockholders to change the majority of our board, because it will generally take two annual meetings, rather than one, to do so. Such a delay may help ensure that our board, if confronted by a takeover attempt, will have sufficient time to review the proposed transaction as well as any available alternatives and to act in what the directors believe to be the best interests of the Company. The delay may also discourage attempts to acquire Hussmann International and/or replace the current directors even though such an attempt might be beneficial to Hussmann International and its stockholders. The classification of our board could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; VACANCIES; REMOVAL

      The number of directors who sit on our board will be set by the board in accordance with the by-laws, which allow any number of directorships greater than two. Under the by-laws, our board will fill any vacancies or newly created directorships unless the board itself decides otherwise. Absent an amendment to the by-laws, therefore, any attempt by a potential acquiror to enlarge our board and fill the new positions with its own nominees will fail without the approval of the incumbent board.

      A member of our board may be removed by stockholders before the expiration of his or her term only for cause, and only if holders of at least 80% of the outstanding shares of voting stock vote in favor of removal.

      The provisions governing the number of directors, vacancies and removal will be subject to the rights, if any, of holders of preferred stock to elect directors in certain circumstances.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; LIMITATIONS ON THE CALLING OF SPECIAL MEETINGS

      Our certificate of incorporation does not permit stockholders to act by written consent. Stockholder action can be taken only at annual or special stockholder meetings. Only our board, acting by the number of votes necessary to form a majority if there were no vacancies, has the authority to call special meetings of stockholders. Stockholders cannot call a special meeting or require our board to call a special meeting, although the terms of preferred stock may give the holders of such preferred stock the right to call special meetings to elect additional directors in certain circumstances or to consent to specific actions taken by the Company. Finally, no business can be conducted at a special meeting except the business which our board approves and includes in the Company's notice for the meeting. Our board can therefore prevent any stockholder action it deems inadvisable from taking place between annual meetings.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

      Stockholders may nominate candidates for election as directors at annual meetings and at a special meeting called to elect directors and may propose business for consideration at the annual meeting, as long as such business is a proper matter for stockholder action. Before stockholders can exercise these powers, however, they must comply with our advance notice procedures. Under these procedures, we must receive notice of a nomination or proposal for consideration of business within a specified period. For annual meetings, in most cases, this period begins on the 120th day before the anniversary of the previous year's annual meeting and ends on the 90th day before such anniversary. The period for giving notice with respect to annual meetings is modified in certain circumstances described in the by-laws.

      The notice period for nominating candidates for election as directors at special meetings at which directors are to be elected begins on the 120th day before the special meeting and ends either

     o      on the 90th day before the meeting, or
     o on the 10th day after our board publicly announces both the meeting and its nominees, whichever is later.


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

      Stockholders may only propose candidates for the positions which the Company's notice of special meeting indicates will be filled at the special meeting.

      A stockholder nominating a candidate for director must include in the notice certain information, including the nominating stockholder's name and address, the shares beneficially owned by such stockholder, and the information regarding the nominee that would be required in a proxy statement were the nominee soliciting proxies in an election contest. A stockholder seeking to have other business be considered at the meeting must include, among other things, a brief description of the proposed business, a statement of reasons for considering the business at the meeting and any material interest of such stockholder in the business so proposed. Only stockholders entitled to vote at the applicable meeting and who are stockholders of record at the time when notice is given are entitled to give the notices just described. We have only summarized the advance notice procedures here. Stockholders should consult the by-laws for additional details.

      Subject to applicable law, if the chairman of the meeting determines that the advance notice requirements have not been met, the stockholder nominee will not be eligible for election nor will the stockholder proposed business be conducted at the meeting.

      Our board does not have the power to approve or disapprove either stockholder-nominated candidates or proposals for stockholder action. The advance notice procedures, however, may discourage or deter a potential acquiror from attempting to replace incumbent directors with those of its own choosing or to have its proposals approved regardless of whether such nominees or proposals might be harmful or beneficial to Hussmann International and its stockholders.

PREFERRED STOCK

      As described above, our board has the authority to issue shares of preferred stock in one or more classes or series, without any further vote or action by the stockholders. Although our board has no current intention to do so, it could issue a series of preferred stock that would impede or discourage attempts to acquire Hussmann International, including transactions that some, or a majority, of the stockholders might believe to be in their best interests or which might offer a premium to the market value of Hussmann International's stock.

AMENDMENT OF CERTAIN PROVISIONS IN THE CERTIFICATE OF INCORPORATION AND BY-LAWS

      Under the Delaware General Corporation Law, stockholders of a corporation have the right to adopt, amend, or repeal both the by-laws and, with the approval of the board, the certificate of incorporation. Under our certificate of incorporation, the holders of at least 80% of the outstanding voting stock must approve amendments to the provisions of our certificate of incorporation that relate to:

     o      the prohibition of stockholder action by written consent,
     o      the number, election, and term of directors,
     o      the removal of directors,

     o      the issuance of rights,
     o      the power of our board to adopt, amend or repeal by-laws, and
     o the percentage of the stockholder vote necessary to approve changes in the by-laws.

Approval by a majority of the outstanding stock is sufficient to amend all other provisions of the certificate of incorporation.

      The by-laws may be amended either by our board or by the stockholders. Any amendment effected by stockholder approval must be approved by holders of at least 80% of the outstanding voting stock. Like the 80% requirement governing certain amendments to the certificate of incorporation, this rule will make it more difficult for stockholders to amend the by-laws and the certificate of incorporation and for a potential acquiror to obtain control of Hussmann International without the consent of the incumbent board.

OTHER PROVISIONS

      Our certificate of incorporation expressly authorizes, to the extent permitted by law, our board to take such action as it deems reasonably necessary or desirable (1) to encourage any potential acquiror to negotiate with the board and management and (2) to contest or oppose any proposed change of control transaction that it determines to be unfair, abusive or otherwise undesirable to Hussmann International, its businesses or its stockholders. In this connection, the certificate of incorporation specifically permits our board to adopt plans or issue securities that may provide, in certain circumstances, for unequal treatment of stockholders. The certificate of incorporation also expressly authorizes the board to create and issue rights, such as the Rights under the Rights Agreement, to purchase securities of Hussmann International or any other corporation. In deciding when and whether to exercise this or any other power, our board is authorized to consider both the long term and the short term interests of Hussmann International and its stockholders (including the possibility that these interests may be best served by the continued independence of Hussmann International), as well as the interests of creditors, customers, employees and other groups important to Hussmann International and its subsidiaries, including the interests of the communities in which Hussmann International and its subsidiaries do business. These provisions of the certificate of incorporation are intended to confirm the authority of the board to take various actions to deal with potential acquirors. Such authority may deter potential acquirors from proposing transactions not approved by our board and could enable our board to hinder or frustrate such a transaction if proposed.

THE RIGHTS

      The Rights Agreement described above will have certain antitakeover effects. When the Rights become exercisable, they have considerable value for all stockholders other than the Acquiring Person, whose Rights are void. An Acquiring Person will experience significant dilution of its stake in Hussmann International. To avoid this, a person or group seeking to acquire Hussmann International will first have to obtain the approval of our board. The Rights will not prevent a merger or acquisition of Hussmann International approved by our board because, as described above, the Rights can be redeemed by our board at any time before a person or group becomes an Acquiring Person.

DELAWARE LAW

      We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 generally prevents Hussmann International from engaging in a business combination with any interested stockholder for three years following the date that the stockholder became an interested stockholder, unless that business combination has been approved in one of a number of specific ways or meets certain other criteria. For purposes of Section 203, a "business combination" includes, among other things, a merger or consolidation involving Hussmann International and the interested stockholder and a sale of more than 10% of our assets. In general, the antitakeover law defines an "interested stockholder" as any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

      A corporation is allowed to exempt itself from Section 203 in its certificate of incorporation or in a by-law amendment approved by the stockholders, but Hussmann International has not done so. Under certain circumstances, Section 203 makes it more difficult for a potential acquiror to engage in a business combination with Hussmann International. The provisions of
Section 203 may encourage potential acquirors to negotiate in advance with our board.


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

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS

(b)   Exhibits:

Exhibit No.                               Description

2.1 Agreement Relating to Hussmann McAlpine Limited dated August 17, 1998 between Hussmann Netherlands B.V. and Barry Edward Brill and Allan Francis Cotter, Phillip Joseph Miller, Howard James Small, and Robert Charles Todd and Kevin Stainer (incorporated by reference to Exhibit 2 to Hussmann International, Inc.'s Form 8-K filed with the Securities and Exchange Commission ("SEC") on August 31, 1998).

2.2 Share Purchase Agreement dated January 6, 1999 between Hussmann International, Inc. and Vicente Guibert Azcue, Ramon Guibert Encio, Inigo Guibert Encio, Jose Iriondo Murua, Juan Felix Iriondo Altuna, Maria Elena Iriondo Altuna, Maria Teresa Iriondo Altuna, and Florita Iriondo Altuna (the definitive agreement to acquire Koxka) (incorporated by reference to Exhibit 2.2 to Hussmann International, Inc.'s Annual Report on Form 10-K filed with the SEC on March 31, 1999 (the "1999 Form 10-K")).

3(i)          Certificate of Incorporation.*

3(ii) By-Laws (incorporated by reference to Exhibit 3 to Hussmann International Inc.'s Quarterly Report on Form 10-Q filed with the SEC on August 16, 1999 (the "August 1999 Form 10-Q")).

4.1 Credit Agreement dated as of January 23, 1998 among Hussmann International, Inc., various financial institutions and Bank of America National Trust and Savings Association, as administrative agent (the "Credit Agreement") (incorporated by reference to Exhibit 4 to Hussmann International, Inc.'s Form 8-K filed with the SEC on May 27, 1998 (the "May 1998 Form 8-K")).

4.2 First Amendment dated as of May 29, 1998 to the Credit Agreement (incorporated by reference to Exhibit 4 to the May 1998 Form 8-K).

4.3 Second Amendment dated as of January 15, 1999 to the Credit Agreement (incorporated by reference to Exhibit 4.3 to the 1999 Form 10-K).

4.4 Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to Hussmann International, Inc.'s Registration Statement on Form S-8 relating to its Retirement Savings Plans (Registration No. 333-44623) (the "RSP Form S-8")).

4.5 Amended and Restated Rights Agreement, dated as of July 15, 1999, between Hussmann International, Inc. and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4 to the August 1999 Form 10-Q).

4.6 Indenture dated as of May 22, 1998 by and between Hussmann International, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.6 to the 1999 Form 10-K).

10.1 Distribution and Indemnity Agreement dated as of December 31, 1997 among Hussmann International, Inc., Hussmann Corporation and Whitman Corporation (incorporated by reference to Exhibit 2.1 to Hussmann International, Inc.'s Form 8-K filed with the SEC on February 17, 1998 (the "February 1998 Form 8-K")).

10.2 Tax Sharing Agreement dated as of December 31, 1997 among Hussmann International, Inc., Hussmann Corporation and Whitman Corporation (incorporated by reference to Exhibit 2.2 to the February 1998 Form 8-K).

10.3 Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Hussmann International, Inc.'s Form 10-Q filed with the SEC on May 14, 1998 (the "May 1998 Form 10-Q").

10.4          Form of Option Agreement (incorporated by reference to Exhibit
              10.4 to Hussmann International, Inc.'s Form 10-K filed with the SEC on March 31, 1998 (the "1998 Form 10-K")).**

10.5          Form of Restricted Stock Award (incorporated by reference to
              Exhibit 10.5 to the 1998 Form 10-K).**

10.6          Change in Control Agreement.*  **

10.7          Agreement between the Registrant and Richard G. Cline.*  **

10.8 Stock Option Agreement dated as of January 30, 1998 between Hussmann International, Inc. and Richard G. Cline (incorporated by reference to Exhibit 10.8 to the May 1998 Form 10-Q).**

10.9 Employment Agreement dated as of April 9, 1998 between Hussmann International, Inc. and J. Larry Vowell (incorporated by reference to Exhibit 10.9 to the May 1998 Form 10-Q).**

10.10 Deferred Compensation Plan for Directors (incorporated by reference to Exhibit 10.9 to the 1999 Form 10-K).**

10.11 Form of Deferred Compensation and Payment Agreement for Directors (incorporated by reference to Exhibit 10.10 to the 1999 Form 10-K).**

21 Subsidiaries of Hussmann International, Inc. (incorporated by reference to Exhibit 21 to the 1999 Form 10-K).

27            Financial Data Schedule.*


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

99.1          Information Statement.*

99.2          Press release dated March 30, 1999 (incorporated by reference to
              Exhibit 99 to the 1999 Form 10-K).


*   Previously filed.
**  Management compensation plan or agreement.


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

                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement on Form 10/A No. 4 to be signed on its behalf by the undersigned, thereto duly authorized.



                                          HUSSMANN INTERNATIONAL, INC.





                                          By:    /s/ Burton Halpern
                                                 ---------------------------
                                          Name:      Burton Halpern
                                                 ---------------------------
                                                     Vice President, General
                                          Title:     Counsel and Secretary
                                                 ---------------------------


Date: December 20, 1999
      -----------------

                                  EXHIBIT INDEX



Exhibit No.                               Description

2.1 Agreement Relating to Hussmann McAlpine Limited dated August 17, 1998 between Hussmann Netherlands B.V. and Barry Edward Brill and Allan Francis Cotter, Phillip Joseph Miller, Howard James Small, and Robert Charles Todd and Kevin Stainer (incorporated by reference to Exhibit 2 to Hussmann International, Inc.'s Form 8-K filed with the Securities and Exchange Commission ("SEC") on August 31, 1998).

2.2 Share Purchase Agreement dated January 6, 1999 between Hussmann International, Inc. and Vicente Guibert Azcue, Ramon Guibert Encio, Inigo Guibert Encio, Jose Iriondo Murua, Juan Felix Iriondo Altuna, Maria Elena Iriondo Altuna, Maria Teresa Iriondo Altuna, and Florita Iriondo Altuna (the definitive agreement to acquire Koxka) (incorporated by reference to Exhibit 2.2 to Hussmann International, Inc.'s Annual Report on Form 10-K filed with the SEC on March 31, 1999 (the "1999 Form 10-K")).

3(i)          Certificate of Incorporation.*

3(ii) By-Laws (incorporated by reference to Exhibit 3 to Hussmann International Inc.'s Quarterly Report on Form 10-Q filed with the SEC on August 16, 1999 (the "August 1999 Form 10-Q")).

4.1 Credit Agreement dated as of January 23, 1998 among Hussmann International, Inc., various financial institutions and Bank of America National Trust and Savings Association, as administrative agent (the "Credit Agreement") (incorporated by reference to Exhibit 4 to Hussmann International, Inc.'s Form 8-K filed with the SEC on May 27, 1998 (the "May 1998 Form 8-K")).

4.2 First Amendment dated as of May 29, 1998 to the Credit Agreement (incorporated by reference to Exhibit 4 to the May 1998 Form 8-K).

4.3 Second Amendment dated as of January 15, 1999 to the Credit Agreement (incorporated by reference to Exhibit 4.3 to the 1999 Form 10-K).

4.4 Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to Hussmann International, Inc.'s Registration Statement on Form S-8 relating to its Retirement Savings Plans (Registration No. 333-44623) (the "RSP Form S-8")).

4.5 Amended and Restated Rights Agreement, dated as of July 15, 1999, between Hussmann International, Inc. and First Chicago Trust Company of New York (incorporated by reference to Exhibit 4 to the August 1999 Form 10-Q).

4.6 Indenture dated as of May 22, 1998 by and between Hussmann International, Inc. and The Bank of New York (incorporated by reference to Exhibit 4.6 to the 1999 Form 10-K).

10.1 Distribution and Indemnity Agreement dated as of December 31, 1997 among Hussmann International, Inc., Hussmann Corporation and Whitman Corporation (incorporated by reference to Exhibit 2.1 to Hussmann International, Inc.'s Form 8-K filed with the SEC on February 17, 1998 (the "February 1998 Form 8-K")).

10.2 Tax Sharing Agreement dated as of December 31, 1997 among Hussmann International, Inc., Hussmann Corporation and Whitman Corporation (incorporated by reference to Exhibit 2.2 to the February 1998 Form 8-K).

10.3 Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to Hussmann International, Inc.'s Form 10-Q filed with the SEC on May 14, 1998 (the "May 1998
              Form 10-Q").

10.4          Form of Option Agreement (incorporated by reference to Exhibit
              10.4 to Hussmann International, Inc.'s Form 10-K filed with the SEC on March 31, 1998 (the "1998 Form 10-K")).**

10.5          Form of Restricted Stock Award (incorporated by reference to
              Exhibit 10.5 to the 1998 Form 10-K).**

10.6          Change in Control Agreement.*  **

10.7          Agreement between the Registrant and Richard G. Cline.*  **

10.8 Stock Option Agreement dated as of January 30, 1998 between Hussmann International, Inc. and Richard G. Cline (incorporated by reference to Exhibit 10.8 to the May 1998 Form 10-Q).**

10.9 Employment Agreement dated as of April 9, 1998 between Hussmann International, Inc. and J. Larry Vowell (incorporated by reference to Exhibit 10.9 to the May 1998 Form 10-Q).**

10.10 Deferred Compensation Plan for Directors (incorporated by reference to Exhibit 10.9 to the 1999 Form 10-K).**

10.11 Form of Deferred Compensation and Payment Agreement for Directors (incorporated by reference to Exhibit 10.10 to the 1999 Form 10-K).**

21 Subsidiaries of Hussmann International, Inc. (incorporated by reference to Exhibit 21 to the 1999 Form 10-K).

27            Financial Data Schedule.*


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

99.1          Information Statement.*

99.2          Press release dated March 30, 1999 (incorporated by reference to
              Exhibit 99 to the 1999 Form 10-K).


*   Previously filed.
**  Management compensation plan or agreement.


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